SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

July 27, 2006

(Date of Report)

July 27, 2006

(Date of Earliest Event Reported)

Online Holdings, Inc.

 (Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation)	333-85460 Commission File Number	84-1598154 (IRS Employer I.D. No.)

959 South 2300 East, Springville, Utah 84663

 (Address of Principal Executive Offices)

(801)-491-9401

 (Registrant's Telephone Number)

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 27, 2006, in an arms length transaction, Online Holdings, Inc., (the “Company”) entered into an Agreement and Plan of Merger, (the “Agreement”) by and between the Company, Standard Drilling Acquisition Co., a Delaware corporation (“Merger Sub”) and Standard Drilling, Inc., a Delaware corporation (“Standard”) and certain shareholders of Standard.

The Agreement provides for the merger (the “Merger”) of Merger Sub into Standard pursuant to which the stockholders of Standard will receive shares of the Company in exchange for their shares of Standard and will receive warrants of the Company in exchange for their warrants of Standard.

In accordance with the provisions of this Agreement and the requirements of applicable law, Merger Sub shall be merged with and into Standard as of the Effective Date.  Standard shall be the surviving corporation (hereinafter sometimes the “Surviving Corporation” and with Merger Sub, the “Constituent Corporations”) and the separate existence of Merger Sub shall cease when the Merger shall become effective.

Other conditions to closing the Agreement include the Company increasing its authorized common stock to 100,000,000 shares, $.001 par value, approving a stock option plan allocating 9,000,000 shares to the plan and changing the name of the Company to Standard Drilling, Inc.  Further, certain shareholder(s) of the Company shall agree to the cancellation of 20,000,000 shares of Common Stock held by same, which cancellation shall occur at such time as the Agreement is being consummated in exchange for $60,000 and all then current cash assets of the Company, less certain expenses to be determined.

At Closing, Prentis B. Tomlinson, Jr., Edward L. Moses, Jr., Murray Smith and W. Richard Anderson shall be appointed as directors of the Company and Shaun Carter shall resign as a director and officer of the Company.

Item 9.01

FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.

Title

2

Agreement and Plan of Merger, dated July 27, 2006

 SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ONLINE HOLDINGS, INC.

DATE:  July 27, 2006

/s/ Shaun Carter

By: __________________________

Shaun Carter

CEO and Chief Financial Officer

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